Exhibit 99.1
Shoulder Innovations Initiates Commercial Launch of the InSet® Go

Limited User Release of the Company’s Next-Generation InSet® Glenoid Implant Follows Successful Completion of First Surgical Case

Grand Rapids, MI – October 8, 2026 – Shoulder Innovations, Inc. (“Shoulder Innovations”, or “the company”) (NYSE: SI), a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, today announced it has initiated a limited user release of the InSet® Go, the company’s next-generation glenoid implant, for use in anatomic shoulder arthroplasty procedures. The first surgical case utilizing the InSet® Go was performed by Robert Gillespie, MD, of University Hospitals Cleveland Medical Center, Cleveland, OH.

The InSet® glenoid technology, including both the implant and surgical technique, was invented more than 20 years ago by Stephen Gunther, MD, to solve the debilitating problem of glenoid implant loosening, the leading cause of failure in anatomic shoulder replacement. The design imprints the implant within a circumferential rim of hard, supportive bone, eliminating the rocking horse mechanism that leads to glenoid loosening. The next-generation InSet® Go maintains this original, clinically-proven design principle to preserve bone, simplify technique, and maximize implant stability. It also further streamlines the operating room experience by reducing the surgical steps involved, offering the potential for reduced procedure times.

“The InSet Go is our next-generation step in a paradigm shift to more long-lasting, pain-free successful surgical results for our patients,” said Stephen Gunther, MD.

The next-generation implant incorporates additional elements of intellectual property that protects key technical components of clinical success, namely the complex articular surface of the InSet® glenoid technology, as well as the Inset® PLUS augmented configurations important for correction of bone loss.

“I’ve been a user of the InSet technology for more than a decade and have achieved remarkable outcomes consistent with published clinical results,” said Chris Chuinard, MD, MPH, of Great Lakes Orthopaedic Center, Traverse City, MI. “The revolution continues with the InSet Go by combining unparalleled lifetime stability with immediate fixation.”

“InSet Go builds on a decade-long track record our surgeons and patients already trust, now paired with a procedure that’s meaningfully more efficient for the surgical team and care facility,” said Rob Ball, CEO of Shoulder Innovations. “We’re encouraged by the robust commercial response we’ve seen so far and look forward to InSet Go’s full commercial introduction over the coming quarters.”

About Shoulder Innovations
Shoulder Innovations is a commercial-stage medical technology company exclusively focused on transforming the shoulder surgical care market, with a current offering of advanced implant systems for shoulder arthroplasty. These systems are a core element of Shoulder Innovations’ ecosystem, which is designed to improve core components of shoulder surgical care – preoperative planning, implant design and procedural efficiency – to benefit each stakeholder in the care chain. Shoulder Innovations’ ecosystem is also comprised of enabling technologies, efficient instrument systems, specialized support and surgeon-to-surgeon collaboration. Together, these elements seek to address the long-standing clinical and operational challenges in the shoulder surgical care market by delivering predictable outcomes, procedural simplicity, and efficiency across all sites of care.

Contact
Brian Johnston or Sam Bentzinger
Gilmartin Group LLC
ir@shoulderinnovations.com